Exhibit 10.13.B

FORM OF
PERFORMANCE UNIT AWARD AGREEMENT
PURSUANT TO
THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN

The AES Corporation, a Delaware Corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long-Term Compensation Plan (the “Plan”) and this Performance Unit Award Agreement (this “Agreement”), this Award of Performance Units (“Performance Units”), the value of which is related to and contingent upon the achievement of a predetermined Performance Target (as set forth herein).  Capitalized terms not otherwise defined herein shall each have the meaning assigned to them in the Plan.

1.     This Award of Performance Units is subject to all terms and conditions of this Agreement and the Plan, the terms of which are herein incorporated by reference:

Name of Employee:

Date of Birth:

AES Directory Name:

Grant Date:

Total Number of Performance Units Granted:

Target Value:	USD$	1.00

Notwithstanding any provision of the Plan to the contrary, this Award of Performance Units is subject to the terms and conditions of this Agreement and the Plan regardless of whether the Employee is a Covered Person, as defined in the Plan.

2.     The Employee is hereby granted an Award of the total number of Performance Units set forth above.  The Performance Units will be reflected in a book account by the Company during the Performance Period (as defined below).  Contingent upon achieving or exceeding 90% or more of the performance target, the value of vested Performance Units, will be paid in cash as soon as practicable after the end of the Performance Period but such date (the “Payment Date”) will be no later than 90 days after the last day of the Performance Period.

3.     The “Performance Period” is the period beginning on January 1, [       ] and ending on December 31, [       ].

4.     This Award of Performance Units will vest in three equal installments on December 31,         , December 31,         and December 31,        (each a “Vesting Date”); provided, however:

(A)    that if the Employee’s employment is terminated or the Employee’s provision of services is terminated prior to the end of the Performance Period, in either case by reason of the Employee’s death or Disability, all Performance Units referenced in the chart above shall vest on such termination date and, within 90 days after such date, a cash amount equal to $1.00 for each Performance Unit shall be paid to the Employee;

(B)    that if the Employee’s employment is terminated or the Employee’s provision of services is terminated prior to the Payment Date, in either case by the Company for cause (as determined by the Committee in its sole discretion), this Award of Performance Units (including any vested portion) will be forfeited in full and cancelled by the Company, and shall cease to be outstanding, upon such termination date; and

(C)    that if the Employee’s employment is terminated or the Employee’s provision of services is terminated for any other reason (including voluntarily by the Employee (including without limitation, Retirement) or by the Company other than for cause or by reason of Disability or death), the Employee will be eligible to receive the value of his or her vested Performance Units on the Payment Date in accordance with the terms set forth in paragraph 5 below.

Any Performance Units that have not vested on or before the date that an Employee’s employment or provision of services terminates for any reason (other than death or Disability), (i) will not subsequently vest; (ii) will be forfeited in full and cancelled by the Company and (iii) will no longer be outstanding.  In addition, the Employee’s right to receive the applicable Performance Unit value in respect of any such forfeited Performance Units will be forfeited at such time and only Performance Unit value in respect of vested Performance Units that have not been forfeited, will be paid on the Payment Date, as may be applicable and in accordance with the terms and conditions of the Plan.

5.     Each Performance Unit represents a right to receive the applicable Performance Unit value in the chart below, in cash on the Payment Date, if and only if, such Performance Unit (i) has not been forfeited prior to its Vesting Date and (ii) has vested in accordance with the terms of this Agreement.

The value of each Performance Unit will depend upon the Company’s actual Cash Value Added (“CVA”), as defined below, over the Performance Period as compared to the performance target set forth and approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”) at the time of grant as follows:

For CVA levels achieved between 90% and 120% of the Performance Target, the Performance Unit value will be determined based on straight-line interpolation. The maximum value of a Performance Unit is between $0.50 and $2.00.

CVA means (i) consolidated un-leveraged operating cash flow minus (ii) a cumulative charge for capital used during the Performance Period as determined by the Committee at the time of grant.

Notwithstanding the performance level achieved, the Committee may reduce or terminate the Performance Award altogether, but in no event may the Committee increase the value of a Performance Unit underlying this Award of Performance Units beyond the performance levels achieved.

6.     In addition, in the event that a Change of Control occurs prior to the end of the Performance Period, if the Performance Units described herein have not already been previously forfeited or cancelled, such Performance Units shall become fully vested and payable in a cash amount equal to $1.00 for each Performance Unit.  Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committees discretion.

7.     Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203 (or as subsequently designated by the Company), attention of the Plan Administrator, or, if to the Employee, shall be delivered to the Employee or mailed to his or her address as the same appears on the records of the Company.

8.     All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons.  Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will govern.

9.     By accepting this Award of Performance Units, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of Performance Units, and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement, as in effect and/or amended from time to time.

10.   This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

The AES CORPORATION

By:

Name:

Title: